As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Bakers Footwear Group, Inc.

(Exact name of registrant as specified in its charter)

Missouri	43-0577980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2815 Scott Avenue

St. Louis, Missouri 63103

(Address, including zip code, of registrant’s principal executive offices)

Bakers Footwear Group, Inc. 2012 Incentive Compensation Plan

(Full title of the Plan)

Peter A. Edison

Bakers Footwear Group, Inc.

2815 Scott Avenue

St. Louis, Missouri 63103

(314) 621-0699

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

William L. Cole, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

Tel (314) 259-2000, Fax (314) 259-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,010,000 shares(1)	$0.765	$772,650	$89.70

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover an indeterminate number of additional shares of Registrant’s common stock that become issuable under the 2012 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low prices of the Registrant’s Common Stock as quoted by the OTC Bulletin Board on April 24, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible participants as specified by Rule 428(b) promulgated under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Bakers Footwear Group, Inc. (“Registrant”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) (File No. 000-50563) are incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K which contains audited financial statements for the fiscal year ended January 28, 2012.

•	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 23, 2011.

•	The Registrant’s Current Report on Form 8-K filed with the SEC on April 20, 2012.

•

The description of the Registrant’s Common Stock, which is contained in the Registration Statement on Form 8-A (File No. 000-50563), dated and filed on January 30, 2004 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Registrant is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

The Registrant’s restated bylaws generally provide that the corporation shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as a director of the corporation against any claim, liability or expense incurred as a result of such service (or as a result of any other service on behalf of or at the request of the corporation) to the maximum extent permitted by law. This indemnification includes, but is not limited to, indemnification of any such person (other than a party plaintiff suing on his or her behalf or in the right of the corporation), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including, but not limited to, an action by or in the right of the corporation) by reason of such service against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

The Registrant’s restated bylaws further generally provide that the corporation may indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as an officer, employee or agent of the corporation against any claim, liability or expense incurred as a result of such service (or as a result of any other service on behalf of or at the request of the corporation) to the maximum extent permitted by law or to such lesser extent as the corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the corporation may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including, but not limited to, an action by or in the right of the corporation) by reason of such service, against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit, or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit, or proceeding. The Registrant’s restated bylaws provide that such indemnification shall be mandatory.

Section 351.355(5) of the GBCL provides that, expenses incurred in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section. The Registrant’s restated bylaws provide that expenses incurred by a director, officer or employee of the Registrant in defending a pending or threatened civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, and expenses incurred by a person who is or was an agent of the Registrant in defending such a pending or threatened action may be paid by the Registrant in advance of the final disposition of such action as authorized by the Board of Directors, in either case upon receipt of an undertaking by or on behalf of such person to repay such amount, without interest, if it shall ultimately be finally determined that he or she is not entitled to be indemnified by the Registrant pursuant to the restated articles.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant’s restated articles of incorporation and restated bylaws provide that the liability of the Registrant’s directors to the Registrant or to any of its shareholders for monetary damages for breach of fiduciary duties as a director shall be limited to the fullest extent permitted by the GBCL. Any change to the Registrant’s articles of incorporation affecting this limitation on liability shall not apply to actions taken or omissions made prior to such change.

In addition, the Registrant expects to enter into indemnification contracts with its directors. Pursuant to those agreements, the Registrant expects to agree to indemnify the directors to the full extent authorized or permitted by the GBCL. The Registrant expects the agreements to provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.

Section of 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

The Registrant also has directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the restated articles of incorporation.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, the restated articles of incorporation, the restated bylaws and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, the restated articles of incorporation, the restated bylaws and any pertinent agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 1, 2012.

BAKERS FOOTWEAR GROUP, INC.

By:	/s/ PETER A. EDISON*
Peter A. Edison
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER A. EDISON* Peter A. Edison	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 1, 2012

/s/ CHARLES R. DANIEL, III Charles R. Daniel, III	Executive Vice President and Chief Financial Officer, Controller, Treasurer, and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 1, 2012

/s/ TIMOTHY F. FINLEY* Timothy F. Finley	Director	May 1, 2012

/s/ HARRY E. RICH* Harry E. Rich	Director	May 1, 2012

/s/ SCOTT C. SCHNUCK* Scott C. Schnuck	Director	May 1, 2012

*By:	/s/ Charles R. Daniel, III
Charles R. Daniel, III, Attorney-in-fact pursuant to power of attorney

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

3.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)).

4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed on April 24, 2009 (File No. 000-50563)).

4.2	Subordinated Convertible Debenture Purchase Agreement dated June 13, 2007 by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 2, 2007 (File No. 000-50563)).

4.3	9.5% Subordinated Convertible Debentures issued by the Company to Investors on June 26, 2007 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 2, 2007 (File No. 000-50563)).

4.4	Subordination Agreement dated June 26, 2007 by and among the Company, the Investors named therein and Bank of America, N.A. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on July 2, 2007 (File No. 000-50563)).

4.5	Amended and Restated Subordination Agreement dated June 30, 2011 by and among the Company, the Investors named therein and Bank of America, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 5, 2011 (File No. 000-50563)).

4.6	First Amendment to Subordinated Convertible Debentures and Subordinated Convertible Debenture Purchase Agreement dated April 20, 2010 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on April 23, 2010 (File No. 000-50563)).

4.7	Second Amendment to Subordinated Convertible Debentures and Subordinated Convertible Debenture Purchase Agreement dated June 30, 2011 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 5, 2011 (File No. 000-50563)).

4.8	Third Amendment to Subordinated Convertible Debentures and Subordinated Convertible Debenture Purchase Agreement entered into on April 26, 2012 (incorporated by reference to Exhibit 4.8 the Company’s Form 10-K filed on April 27, 2012 (File No. 000-50563)).

4.9	Registration Rights Agreement dated June 26, 2007 by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on July 2, 2007 (File No. 000-50563)).

4.10	Debenture and Stock Purchase Agreement dated August 26, 2010 by and among the Company and Steven Madden, Ltd. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 27, 2010 (File No. 000-50563)).

4.11	Debenture issued by the Company to Steven Madden, Ltd. on August 26, 2010 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 27, 2010 (File No. 000-50563)).

4.12	Voting Agreement dated August 26, 2010 by and among the Company, Peter A. Edison, and Steven Madden, Ltd. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on August 27, 2010 (File No. 000-50563)).

4.13	Registration Rights Agreement dated August 26, 2010 by and among the Company and Steven Madden, Ltd. (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on August 27, 2010 (File No. 000-50563)).

4.14	Subordination Agreement dated August 26, 2010 by and among the Company, Bank of America, N.A., and Steven Madden, Ltd. (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on August 27, 2010 (File No. 000-50563)).

4.15	Subordination Agreement dated August 26, 2010 by and among the Company, the holders of $4 million aggregate principal amount of the Company’s 9.5% Subordinated Convertible Debentures due June 30, 2012, and Steven Madden, Ltd. (incorporated by reference to Exhibit 4.7 to the Company’s Current Report on Form 8-K filed on August 27, 2010 (File No. 000-50563)).

5.1	Opinion of Bryan Cave LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Bakers Footwear Group, Inc. 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 20, 2012 (File No. 000-50563)).

99.2	Form of RSU Award Agreement under Bakers Footwear Group, Inc. 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 20, 2012 (File No. 000-50563)).